Exhibit 99.1

iPCS, INC. ANNOUNCES INTERNET AVAILABILITY OF 2009 ANNUAL MEETING OF STOCKHOLDERS PROXY MATERIALS UNDER SEC NOTICE AND ACCESS RULE

SCHAUMBURG, Ill. — May 7, 2009 - iPCS, Inc. (Nasdaq: IPCS), a Sprint PCS Affiliate of Sprint Nextel Corporation, today announced the Internet availability of its 2009 Annual Meeting of Stockholders proxy materials under the Notice and Access rule of the U.S. Securities and Exchange Commission (SEC).

iPCS’s proxy statement and Annual Report on Form 10-K have been filed with the SEC and are available to stockholders at: www.proxyvote.com.

Stockholders may obtain a free printed copy of the annual meeting materials by following the instructions provided on the notice.

The Annual Meeting of Stockholders will be held June 16, 2009 beginning at 9:00 am CT at the Sofitel Chicago O’Hare, located at 5550 North River Road, Rosemont, Illinois 60018. Holders of record of iPCS, Inc. common stock as of April 17, 2009 are entitled to notice of, to attend and to vote at, the Annual Meeting.

About iPCS, Inc.

iPCS, through its operating subsidiaries, is a Sprint PCS Affiliate of Sprint Nextel Corporation with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 81 markets including markets in Illinois, Michigan, Pennsylvania, Indiana, Iowa, Ohio and Tennessee. The territory includes key markets such as Grand Rapids (MI), Fort Wayne (IN), the Tri-Cities region of Tennessee (Johnson City, Kingsport and Bristol), Scranton (PA), Saginaw-Bay City (MI), Central Illinois (Peoria, Springfield, Decatur, and Champaign) and the Quad Cities region of Illinois and Iowa (Bettendorf and Davenport, IA, and Moline and Rock Island, IL). As of December 31, 2008, iPCS’s licensed territory had a total population of approximately 15.1 million residents, of which its wireless network covered approximately 12.5 million residents, and iPCS had approximately 691,000 subscribers. iPCS is headquartered in Schaumburg, Illinois. For more information, please visit iPCS’s website at www.ipcswirelessinc.com.

Investors:

Financial Dynamics

Nathan Elwell, 312-553-6706

Nathan.Elwell@fd.com